MOORE & ASSOCIATES, CHARTERED
 ACCOUNTANTS AND ADVISORS
 PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the SB-1 registration statement of Avro Energy Inc. of our report dated March 20, 2007 on our audit of the financial statements of Avro Energy Inc. as of February 28, 2007, and the results of its operations and cash flows for the period ended February 28, 2007 from inception and the reference to us under the caption “Experts.”

/s/ Moore & Associates Chartered

Moore & Associates Chartered
Las Vegas, Nevada
March 20, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7511 Fax (702)253-7501